CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report of Independent Registered Public Accounting Firm dated March 2, 2006, on the consolidated financial statements of Neomedia Technologies, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004 included in the Form 10 KSB filed with the Securities and Exchange Commission (“Commission”) on March 30, 2006, into this amendment to the registration statement on Form S-3 to be filed with the Commission on or about January 29, 2007.

We also consent to the reference to our firm under the caption “Experts” in matters of accounting and auditing in this registration statement and prospectus.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
January 26, 2007